SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Date of Report
(Date of earliest event reported): November 21, 1996

VALERO ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware                      1-4718              74-1244795
(State of incorporation)      Commission File     (I.R.S. Employer
                              Number              Identification No.)

530 McCullough Avenue, San Antonio, Texas                78215
(Address of principal executive offices)                 (Zip Code)

(210) 246-2000
(Registrant's telephone number)

Item 5.   Other Events.

          On November 21, 1996, Valero Energy Corporation (the "Company") publicly announced that the Company's Board of Directors had approved a management recommendation to pursue strategic alternatives involving the Company's principal business activities. In connection with this effort, the Company engaged the investment banking firm of Lehman Brothers Inc, which has assisted in soliciting indications of interest related to a potential strategic alliance for the Company's natural gas related services business.

          As a result of this solicitation process, a number of companies have submitted written proposals indicating a significant level of interest in acquiring the Company's natural gas related services business. In each case, the potential strategic partner has proposed engaging in a transaction in which the Company would first divest its petroleum refining and marketing operations. Such divestiture would involve a distribution to the Company's stockholders of all of the shares of the Company subsidiary through which the Company's refining and marketing operations are conducted; following this spin-off of the refining and marketing subsidiary, the Company and its remaining natural gas related services business would then be acquired in a stock-for-stock merger transaction in which holders of the Company's common stock would receive common stock of the acquiring company.

          The Company has invited those potential strategic partners indicating the greatest levels of interest to conduct further due diligence with respect to the proposed transaction, with the intention of then negotiating a definitive merger agreement with the potential strategic partner presenting the most attractive final proposal. The Company currently expects that a definitive merger agreement may be concluded by February 1997. However, there can be no assurance that, following such further due diligence, an acceptable final proposal will be received, that a definitive final agreement can be negotiated upon terms and conditions satisfactory to the Company and its Board of Directors, or that, if and when a definitive agreement is concluded, the conditions to consummating such transaction, as specified in such definitive agreement, will ultimately be met.

                            SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

Date:     December 31, 1996

                              VALERO ENERGY CORPORATION


                              By: /s/ Edward C. Benninger
                                  Edward C. Benninger
                                  President